Exhibit 99.1
G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations
James Palczynski
(203) 682-8229

G-III Apparel Group, Ltd.
Wayne S. Miller, Chief Operating Officer
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FOURTH QUARTER
AND FULL-YEAR FISCAL 2010 RESULTS
— Net Sales for the Year Increased by 12.6% to $801 million —
— Full Year Adjusted Net Income Per Diluted Share Increased to $1.74 from $0.84 —
—Fourth Quarter Adjusted Net Income Per Diluted Share Increased to $0.40 from Adjusted Net
Loss Per Share of $0.23 —
     New York, New York — March 25, 2010 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the fourth quarter and full-year of fiscal 2010.
     For the fiscal year ended January 31, 2010, G-III reported net sales increased by 12.6% to $800.9 million from $711.1 million last year. Net income per diluted share was $1.83 compared to a net loss per diluted share of $0.85 last year. The Company noted that the current year’s fourth quarter results included a one-time tax benefit related to an increase in an acquired net operating loss of $1.6 million, or $0.09 per share. The prior year’s fourth quarter results included non-cash charges for the impairment of goodwill and trademarks of $33.5 million on a pre-tax basis, equal to $1.69 per share on an after-tax basis. Excluding the effects of the tax benefit this year and the non-cash charges last year, adjusted net income per diluted share was $1.74 for the fiscal year ended January 31, 2010 compared to $0.84 last year.
     For the three-month period ended January 31, 2010, G-III reported that net sales increased by 13.6% to $193.8 million from $170.7 million during the comparable period last year. Net income per diluted share was $0.49 compared to a net loss per share of $1.93 for the comparable period last year. Excluding the effects of the tax benefit this year and the non-cash charges for the impairment of goodwill and trademarks during the fourth quarter last year, adjusted net income per diluted share was $0.40 for the three months ended January 31, 2010 compared to an adjusted net loss per share of $0.23 in the comparable period last year.

     A reconciliation of adjusted results of operations to GAAP results for the fiscal year and fourth quarter periods is included in tables accompanying the condensed financial statements in this release.
     For the fiscal year ended January 31, 2010, EBITDA increased 68% to $61.6 million from $36.6 million in the prior fiscal year. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with GAAP. A reconciliation of EBITDA to net income/(loss) in accordance with GAAP is included in a table accompanying the condensed financial statements in this release.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We had a strong fourth quarter and finished the year with good momentum heading into spring. The net proceeds of almost $35 million that we received as a result of a public offering of our shares in December 2009 further strengthened our financial position. Over the course of the year, we made substantial progress toward our overall goal of building our Company into an all season diversified apparel company. We are achieving a strategic balance of powerful licenses, company-owned brands and private label programs by consistently executing well and adding value to our customers.”
     Mr. Goldfarb continued, “We have built a solid infrastructure for outerwear, dresses and now sportswear. Our order book indicates that our momentum is intact in the short term as we develop significant long-term opportunities. Our Wilson’s retail outlet business is now positioned for profitability. We expect to continue to grow our business organically and to augment that growth with strategic acquisitions when the right opportunities present themselves. We believe that the combination of these efforts will lead to a sustained ability to create value for our customers and for our shareholders.”
Outlook
     The Company is forecasting net sales of approximately $135 million for its first fiscal quarter ending April 30, 2010, compared to $107.6 million in last year’s first fiscal quarter. The Company is also forecasting a net loss between $3.3 million and $4.3 million, or between $0.18 and $0.23 per share, compared to a net loss of $6.8 million, or $0.41 per share, in last year’s first fiscal quarter. The weighted average shares outstanding for the first quarter are forecasted to increase to 18.7 million from 16.7 million in last year’s first quarter, primarily due to the sale by the Company of approximately 1.9 million shares in a public offering in December 2009. The first quarter historically results in seasonal losses for the Company.

About G-III Apparel Group, Ltd.
     G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, our own brands and private label brands. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. G-III sells outerwear and dresses under our own Andrew Marc and Marc New York brands and has licensed these brands for women’s footwear, men’s accessories, women’s handbags and men’s cold weather accessories. Our other owned brands include Marvin Richards, G-III, Jessica Howard, Eliza J, Black Rivet, Siena Studio, Tannery West, G-III by Carl Banks and Winlit. G-III works with a diversified group of retailers in developing product lines to be sold under their proprietary private labels. G-III also operates 121 retail stores, of which 118 are outlet stores operated under the Wilsons Leather name.
Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit crisis, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business; customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQ:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	1/31/10	1/31/09	1/31/10	1/31/09
Net sales	$193,835	$170,688	$800,864	$711,146

Cost of sales	124,624	128,935	533,996	510,455

Gross profit	69,211	41,753	266,868	200,691

Selling, general and administrative expenses	54,464	45,473	205,281	164,098

Goodwill and trademark impairment	—	33,523	—	33,523

Depreciation and amortization	1,290	1,692	5,380	6,947

Operating profit/(loss)	13,457	(38,935)	56,207	(3,877)

Interest and financing charges, net	1,106	1,403	4,705	5,564

Income/(loss) before income taxes	12,351	(40,338)	51,502	(9,441)

Income tax expense/(benefit)	3,341	(8,213)	19,784	4,588

Net income/(loss)	$9,010	$(32,125)	$31,718	$(14,029)

Net income/(loss) per common share:
Basic	$0.51	$(1.93)	$1.87	$(0.85)

Diluted	$0.49	$(1.93)	$1.83	$(0.85)

Weighted average shares outstanding:
Basic	17,707	16,621	16,990	16,536
Diluted	18,250	16,621	17,358	16,536

	At Jan. 31,	At Jan. 31,
Selected Balance Sheet Data (in thousands):	2010	2009
Cash	$46,813	$2,508
Working Capital	174,091	99,154
Inventory	119,877	116,612
Total Assets	332,005	280,960
Short-term Revolving Debt	—	29,048
Total Stockholders’ Equity	$232,210	$162,229

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL NET INCOME/(LOSS)
(In thousands)
(Unaudited)

	Actual	Actual
	Twelve Months Ended	Twelve Months Ended
	January 31, 2010	January 31, 2009
EBITDA, as defined	$61,587	$36,593
Goodwill and trademark impairment	—	33,523
Depreciation and amortization	5,380	6,947
Interest and financing charges, net	4,705	5,564
Income tax expense	19,784	4,588

Net income/(loss)	$31,718	$(14,029)

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, impairment charges, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income/(loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.
RECONCILIATION OF ADJUSTED NET INCOME/LOSS) PER SHARE TO ACTUAL
NET INCOME/(LOSS) PER SHARE
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009
Adjusted net income/(loss) per share, as defined	$0.40	$(0.23)	$1.74	$0.84
Increased acquired net operating loss	0.09	—	0.09	—
Goodwill impairment	—	(1.62)	—	(1.61)
Trademark impairment	—	(0.08)	—	(0.08)

Net income/(loss) per share	$0.49	$(1.93)	$1.83	$(0.85)

RECONCILIATION OF ADJUSTED NET INCOME/(LOSS) TO ACTUAL NET
INCOME/(LOSS)
(In thousands)
(Unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	January 31,	January 31,	January 31,	January 31,
	2010	2009	2010	2009
Adjusted net income/(loss), as defined	$7,452	$(3,740)	$30,160	$14,356
Increased acquired net operating loss	1,558	—	1,558	—
Goodwill impairment	—	(27,041)	—	(27,041)
Trademark impairment	—	(1,344)	—	(1,344)

Net income/(loss)	$9,010	$(32,125)	$31,718	$(14,029)

In addition to providing financial results in accordance with GAAP, this press release provides non-GAAP adjusted results that exclude impairment charges and certain non-recurring items and are therefore not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide useful supplemental information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The Company believes that this non-GAAP information enhances management’s and investors’ ability to evaluate the Company’s results as well as to compare it with historical results. This non-GAAP financial information should be considered in addition to, and not as a substitute for or as being superior to, net income/(loss) or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company’s results in accordance with GAAP is included in the above tables.